Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

between

ORRSTOWN BANK

as Seller

and

THE JUNIATA VALLEY BANK

as Purchaser

December 23, 2022

ARTICLE I – SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1 Effective Date and Closing    1
    1.2 Sale of Assets and Assumption of Liabilities     1
    1.3 Closing Payment; Adjustment of Income and Expenses;
     Settlement Procedure     4
    1.4 Obligations of Seller on the Effective Date     5
    1.5 Obligations of Purchaser on the Effective Date    6
    1.6 Indemnification    6

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER

    2.1 Corporate Organization and Standing    7
    2.2 Corporate Authority; Due Authorization; Execution
and Delivery; Binding Obligation     8
    2.3 No Violation     8
    2.4 Title to Assets     8
    2.5 Contracts     9
    2.6 Litigation     10
    2.7 No Broker     10
    2.8 Assumed Deposits    10
    2.9. Tax Representation    10

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1 Corporate Organization and Standing    10
    3.2 Corporate Authority; Due Authorization; Execution and
Delivery; Binding Obligation     10
    3.3 No Violation    11
    3.4 No Broker     11

ARTICLE IV – OBLIGATIONS OF THE PARTIES PRIOR TO AND AFTER
EFFECTIVE DATE

4.1 Cooperation and Best Efforts     11
    4.2 Conduct of Business     11
    4.3 Access to Records and Properties     12
    4.4 Purchaser Regulatory Applications     12
    4.5 Employee Matters     12
    4.6 Public Announcements and Customer Notices     13
    4.7 Prohibition Against Certain Disclosures     14
    4.8 Prohibition Against Customer Solicitation     14
    4.9 IRA and Keogh Accounts     14
i

    4.10 Purchaser Account Forms and ATM/Debit Cards     14
    4.11 Cooperation and Further Assurances; Correction of Errors     15
    4.12 Certain Transitional Matters    15
    4.13 Purchaser Obligation to Maintain Records    16
    4.14 Seller Obligation to Maintain Records     16
    4.15 Restrictive Covenants    17
    4.16 Information Returns    17
    4.17 Casualty    17
    4.18 Allocation of Purchase Price    18
    4.19 Title Commitment    18
    4.20 Phase I    19

ARTICLE V - CONDITIONS PRECEDENT

    5.1 Conditions Precedent to Purchaser’s Obligations    19
    5.2 Conditions Precedent to Seller’s Obligations    20

ARTICLE VI - TERMINATION, AMENDMENT AND WAIVER

6.1 Termination    21
    6.2 Procedure Upon Termination     22
    6.3 Effect of Termination     22
    6.4 Amendment    22
    6.5 Waiver    22

ARTICLE VII - MISCELLANEOUS PROVISIONS

7.1 Parties in Interest and Assignment    23
    7.2 Expenses     23
    7.3 Notices     23
    7.4 Headings     24
    7.5 Governing Law     24
    7.6 Specific Performance     24
    7.7 Entire Agreement    24
    7.8 Counterparts    24

ii

SCHEDULE A: Calculation of Closing Payment
SCHEDULE 2.8
SCHEDULE 2.10

EXHIBITS:

    A    Real Property – Metes and Bounds Description
B    Excluded Furniture, Fixtures and Equipment
    C    Contracts
    D    Assumed Deposits
    E    Form of Special Warranty Deed
    F    Form of Bill of Sale
    G    Form of Assignment and Assumption Agreement
H    Branch Employees

iii

    THIS PURCHASE AND ASSUMPTION AGREEMENT, dated as of December 23, 2022 (this “Agreement”), is by and between ORRSTOWN BANK, a Pennsylvania bank and trust company having its principal office at 77 East King Street, Shippensburg, Pennsylvania 17257 (“Seller”), and THE JUNIATA VALLEY BANK, a Pennsylvania bank and trust company having its principal office at One South Main Street, Mifflintown, Pennsylvania 17059 (“Purchaser”).

RECITALS

    WHEREAS, Seller wishes to sell and assign to Purchaser certain fixed and other assets and transfer to Purchaser certain deposits and other liabilities associated with Seller’s Spring Run, Pennsylvania branch office located at 16400 Path Valley Road, Spring Run, Pennsylvania 17262 (the “Branch”); and

    WHEREAS, Purchaser wishes to purchase those assets and to assume those deposits and other liabilities relating to the Branch on the terms and subject to the conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

    1.1    Effective Date and Closing. The transactions provided for in Section 1.2 hereof shall be effective immediately following Seller’s close of business (the “Effective Time”) on a Friday occurring as soon as practicable, and as mutually selected by Seller and Purchaser (the “Effective Date”), after: (i) all required Regulatory Approvals have been received and all waiting periods required by law have expired; and (ii) all steps necessary to effect an orderly conversion of account data have been taken; provided, that in no event shall the Effective Date be later than September 30, 2023. The closing of the transactions provided for herein (the “Closing”) shall be at a time agreed upon by the parties on the Effective Date.

    1.2    Sale of Assets and Assumption of Liabilities.

        (a)    Assets to be Purchased. Seller agrees that, subject to the terms and conditions of this Agreement, it will sell, assign, transfer, convey and deliver to Purchaser and Purchaser agrees that it will purchase and accept, on the Effective Date, the following assets relating to the Branch:

            (i)    Real Property. All of Seller’s right, title and interest in and to the land identified on Exhibit A hereto, together with all improvements thereon (the “Real Property”);

            (ii)    Furniture, Fixtures and Equipment. All of Seller’s right, title and interest in and to the personal property goods of Seller located at the Branch and used or held for use in the business or operation of the Branch, consisting of the fixtures, shelving, furniture, leasehold improvements, on-site ATM, safe deposit boxes (excluding contents), vaults, sign structures and supplies (exclusive of supplies containing a trade name, trademark or service mark of Seller), except for (A) those items set forth and identified on Exhibit B attached hereto, (B) items rejected by the Purchaser and (C) items disposed of in the ordinary course, plus items acquired in the ordinary course, as shall be set forth in Exhibit A to the Bill of Sale (hereinafter defined) to be delivered by Seller to Purchaser on the Effective Date (the “Furniture, Fixtures and Equipment”);

            (iii)    Safe Deposit Box Business. All of Seller’s right, title and interest in and to the safe deposit box business conducted at the Branch (the “Safe Deposit Box Business”);

            (iv)    Contracts. Subject to the receipt of any necessary third party consents, all of Seller's right, title and interest in and to the contracts (if any) identified on Exhibit C attached hereto (the “Contracts”);

            (v)    Negative Deposits. All deposit account overdrafts (the “Negative Deposits”);

            (vi)    Records. All records and original documents related to the Purchased Assets (as defined below) and the Assumed Liabilities (as defined below), including the Deposit Records (as defined in Section 1.4(e)) or where reasonable and appropriate, copies thereof, that are in Seller’s possession and which are used by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the business of the Branch (the “Records”); and

            (vii)    Cash on Hand. All petty cash, vault cash, teller cash, ATM cash and cash equivalents held at the Branch (the “Cash on Hand”).

The foregoing assets are sometimes hereinafter referred to collectively as the “Purchased Assets”.

    (b)    Purchaser understands and agrees that it is purchasing only the Purchased Assets and Purchaser has no interest in or right to any other assets, properties or interests of Seller (or any entity directly or indirectly controlling, controlled by or under common control with Seller (an “Affiliate”)) that it may have with any customer of the Branch. For the avoidance of doubt, (A) no right to the use of any sign, trade name, trademark or service mark, if any, of Seller or any Affiliate is being sold and (B) no loans are being sold, and no such right or loans shall be a Purchased Asset.

        (c)    Liabilities to be Assumed. Seller agrees to assign to Purchaser on the Effective Date, and Purchaser agrees to assume as of the Effective Time and thereafter to fully and timely perform and discharge in accordance with their terms, the following liabilities relating to the Branch.

            (i)    Deposits. All deposit liabilities of Seller (including Individual Retirement Accounts (“IRAs”) for which Seller is custodian (except any IRAs or Keogh Accounts for which Seller receives contrary instructions from the account holder or as to which Seller is unable to resign as trustee in accordance with Section 4.9 hereof), and including certificates of deposit), including accrued interest, attributed on the records of Seller to the Branch, as set forth in Exhibit D attached hereto, with only such changes therein as shall have occurred in the ordinary course of business of Seller, as shall be set forth on an updated Exhibit D which Seller agrees to update on the date that is five (5) business days prior to the Effective Date (and deliver to Purchaser on or before the date that is two (2) business days prior to the Effective Date), but excluding: (i) deposits subject to legal process; (ii) deposits which have been reported as abandoned property under the abandoned property law of any jurisdiction; (iii) deposits owned by Seller; (iv) deposits constituting official checks, traveler checks, money orders or certified checks of Seller; (v) accounts designated as closed on the books and records of Seller; (vi) deposits pledged as collateral for loans owned by Seller; (vii) brokered deposits; (viii) business deposits not set forth in Exhibit D; and (ix) deposits of Seller’s customers whose deposits are assigned to the Branch but the customers either conduct their primary banking at another office of Seller. The deposit liabilities to be assumed by Purchaser hereunder are sometimes hereinafter referred to collectively as the “Assumed Deposits”;

            (ii)    Furniture, Fixtures and Equipment. All of the obligations and liabilities of Seller relating to the Furniture, Fixtures and Equipment;

            (iii)    Safe Deposit Box Business. All of the obligations and liabilities of Seller relating to the Safe Deposit Box Business;

            (iv)    Contracts. Subject to the receipt of any necessary third party consents, all of the obligations and liabilities of Seller under the Contracts to the extent such liabilities and obligations arise or accrue after the Effective Time;

            (v)    Taxes. All of the obligations and liabilities for all taxes to the extent such liabilities and obligations arise or accrue after the Effective Time, including income, gross receipts, excise, real, personal and tangible property, sales, use, transfer, withholding, license, payroll, recording, ad valorem and franchise tax, including any obligation to indemnify or otherwise assume or succeed to the tax liability of another person, imposed by the United States or any state, local or foreign government, and such term shall include interest, penalties and additions to such taxes (“Taxes”), relating to the Purchased Assets, the Assumed Liabilities (as defined below) or operation of the Branch, subject to Section 1.3(b).

    The foregoing liabilities are sometimes hereinafter referred to collectively as the “Assumed Liabilities”. No liabilities, other than the Assumed Liabilities, are being assumed by Purchaser.

        (d)    Purchase Prices. The purchase prices of the Purchased Assets shall be as set forth herein and on Schedule A, which shall be prepared for purposes of the Preliminary Settlement prior to Closing using data as of the fifth (5th) business day prior to the Closing (the “Purchase Price”).

1.3    Closing Payment; Adjustment of Income and Expenses; Settlement Procedure.

        (a)    Closing Payment. At the Closing, Seller shall pay to Purchaser, or Purchaser shall pay to Seller, as the case may be, by wire transfer of immediately available funds, an amount (the “Closing Payment”) calculated in accordance with this Agreement and Schedule A attached hereto.

        (b)    Pro Rata Adjustment of Income and Expenses; Transfer and Other Taxes. All income and operating expenses, accrued or prepaid, including, without limitation, safe deposit box fees, wages, salaries, rents (including any security deposits, which will be treated as prepaid rent), utility payments, Taxes, the Federal Deposit Insurance Corporation (the “FDIC”) premium (if any) attributable to the Assumed Deposits assumed by Purchaser and similar items of income and expense relating to the Branch or the operations of the Branch shall be pro rated on a daily basis between the parties as of the Effective Date, with all such items of revenue and expense up to and including the Effective Date being for the account of Seller, and from and after the Effective Date all such items of revenue and expense being for the account of Purchaser. Purchaser shall pay one-half and Seller shall pay one-half of any transfer tax payable in connection with the transfer of the Real Property, and Purchaser shall pay all other state or local sales or use taxes payable (if any) in connection with the transactions contemplated hereunder (other than Taxes calculated on the basis of Seller’s income).

        (c)    Settlement Procedure. Notwithstanding the fact that the transactions provided for in this Agreement are herein described as occurring on the Effective Date, settlement hereunder shall occur in two phases, as follows:

        (i)    Preliminary Settlement. Seller and Purchaser will, on the Effective Date, conduct a preliminary settlement (the “Preliminary Settlement”) using preliminary data as of the close of business on the day prior to the Effective Date for all amounts other than the deposit premium owed to Seller, which shall be determined as described in Schedule A. The Closing Payment shall be calculated based upon such data and the amount so calculated shall be paid by wire transfer of immediately available funds.

        (ii)    Adjusting Settlement. Seller and Purchaser shall meet for purposes of conducting an adjusting settlement (the “Adjusting Settlement”) at a mutually agreeable time and date that is no sooner than seventy (70) days and no later than ninety (90) days after the Effective Date. At the Adjusting Settlement, the parties shall utilize final data to prepare a definitive settlement sheet, and shall recalculate the deposit premium as described in Schedule A. The “Final Payment” shall be in an amount equal to the difference between the amount of cash paid by Seller to Purchaser, or Purchaser to Seller, as the case may be, at the Preliminary Settlement and the amount of the Closing Payment as determined at the Adjusting Settlement, calculated in accordance with this Agreement and Schedule A attached thereto, together with interest accrued thereon from the Effective Date, at the federal funds rate in effect on the Effective Date. The Final Payment shall be paid by wire transfer of immediately available funds by Seller to Purchaser or by Purchaser to Seller, as the case may be, within five (5) business days after the Final Payment has been determined.

        (iii)    Arbitration of Final Payment Amount. In the event Seller and Purchaser cannot agree upon the amount of the Final Payment, Seller and Purchaser shall retain as arbitrator an independent accounting firm mutually agreed upon by the parties to review such matters and request such arbitrator to act as promptly as practicable in accordance with its own rules to resolve the dispute within thirty (30) days after being retained by the parties. Upon resolution by such arbitrator of the dispute, such arbitrator shall cause to be prepared and shall deliver a certificate setting forth the amount of the Final Payment. The decision of the arbitrator shall be final, non-appealable and binding on Seller and Purchaser, and the fees and expenses, if any, of such arbitrator shall be paid one-half by Purchaser and one-half by Seller.

    1.4    Obligations of Seller on the Effective Date. At the Closing, Seller shall:

        (a)    Physical Possession. Deliver to Purchaser such of the Purchased Assets as shall be capable of physical delivery;

        (b)    Documents of Transfer. Execute and deliver to Purchaser a Special Warranty Deed in respect of the Real Property substantially in the form attached hereto as Exhibit E, a Bill of Sale substantially in the form attached hereto as Exhibit F (the “Bill of Sale”), an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit G (the “Assignment and Assumption Agreement”), and all such endorsements, assignments or other instruments of conveyance, assignment and transfer as shall be reasonably necessary or advisable to consummate the sale and transfer to Purchaser of the Purchased Assets and Assumed Liabilities;

        (c)    Safe Deposit Boxes. Deliver to Purchaser the keys, contracts, signature cards and other records relating to the Safe Deposit Box Business;

        (d)    Updated Exhibits. Have delivered to Purchaser Exhibit D, in a form acceptable to Purchaser, as updated by Seller on the date that is five (5) business days prior to the Effective Date (and delivered to Purchaser on or before the date that is two (2) business days prior to the Effective Date);

        (e)    Deposit Records. Assign, transfer and deliver to Purchaser all of Seller’s records pertaining to the Assumed Deposits, including: (i) signature cards; (ii) orders and contracts between Seller and Branch depositors and records of similar character; (iii) the form of rules and regulations applicable to the Branch; (iv) electronic data files containing a customer’s name, address, social security number, account type and balance, taxpayer identification number and withholding information; and (v) electronic data files containing IRA information and data (the “Deposit Records”);

        (f)    Closing Payment. Pay to Purchaser the Closing Payment, if any, by wire transfer of immediately available funds;

        (g)    Consents. Deliver to Purchaser all consents (if any) from others necessary to permit this Agreement to be consummated without violation of any contract to which Seller is a party; and

        (h)    Other Documents. Execute and deliver to Purchaser all such other documents and instruments as Purchaser may reasonably request.

    1.5    Obligations of Purchaser on the Effective Date. At the Closing, Purchaser shall:

        (a)    Assignment and Assumption Agreement. Execute and deliver to Seller a counterpart Assignment and Assumption Agreement;

        (b)    Closing Payment. Pay to Seller the Closing Payment, if any, due from Purchaser, by wire transfer of immediately available funds; and

(c)     Other Documents. Execute and deliver to Seller all such other documents and instruments as Seller may reasonably request.

    1.6    Indemnification.

        (a)    Seller’s Indemnity Obligation. Seller shall indemnify, hold harmless and defend Purchaser from and against all claims, losses, injuries, liabilities, fines, penalties, expenses, costs, demands and obligations, including reasonable legal fees (collectively, the “Losses”), arising out of or relating to: (i) the operation of the Branch prior to the Effective Time; (ii) any act or omission of Seller occurring prior to the Effective Time relating to the Purchased Assets or the Assumed Liabilities; (iii) any failure prior to the Effective Time by Seller to comply with a federal or state law, statute, code, rule, regulation, order, decree, or agreement applicable to Seller; (iv) any liability which is not an Assumed Liability; or (v) any material breach of any representation, warranty or covenant made by Seller in this Agreement or in any certificate or other document delivered to Purchaser hereunder. Promptly after the receipt of notice of a Loss with respect to which Purchaser will seek a defense, indemnification, reimbursement or other remedy under this Section 1.6(a), Purchaser shall notify Seller in writing, setting forth in reasonable detail the basis therefore and providing copies of all relevant documents relating thereto. Seller shall then have thirty (30) days from the date it receives such notice to investigate the Loss and determine whether it will elect to assume the defense of the matter. If it does so elect, Purchaser shall give Seller Purchaser’s full cooperation and assistance to enable Seller to maintain a defense at Seller’s sole expense. If Seller fails to undertake the defense, Purchaser may, but shall be under no obligation to, undertake the defense and compromise or settle (exercising reasonable business judgment) the matter, but in all events at the risk of Seller. It is understood that the obligations of Seller under this Section 1.6(a) shall survive the Effective Date.

        (b)    Purchaser’s Indemnity Obligation. Purchaser shall indemnify, hold harmless and defend Seller from and against all Losses arising out of or relating to: (i) the operation of the Branch on or after the Effective Time; (ii) any act or omission of Purchaser occurring on or after the Effective Time relating to the Purchased Assets or the Assumed Liabilities; (iii) any failure on or after the Effective Time by Purchaser to comply with a federal or state law, statute, code, rule, regulation, order, decree, or agreement applicable to Purchaser; (iv) any liability assumed by Purchaser under this Agreement arising on or after the Effective Time; or (v) any material breach of any representation, warranty or covenant made by Purchaser in this Agreement or in any certificate or other document delivered to Seller hereunder. Promptly after the receipt of notice of a Loss with respect to which Seller will seek a defense, indemnification, reimbursement or other remedy under this Section 1.6(b), Seller shall notify Purchaser in writing, setting forth in reasonable detail the basis therefore and providing copies of all relevant documents relating thereto. Purchaser shall then have thirty (30) days from the date it receives such notice to investigate the Loss to determine whether it will elect to assume the defense of the matter. If it does so elect, Seller shall give Purchaser Seller’s full cooperation and assistance to enable Purchaser to maintain a defense at Purchaser’s sole expense. If Purchaser fails to undertake the defense, Seller may, but shall be under no obligation to, undertake the defense and compromise or settle (exercising reasonable business judgment) the matter, but in all events at the risk of Purchaser. It is understood that the obligations of Purchaser under this Section 1.6(b) shall survive the Effective Date.

        (c)    Limitation on Certain Indemnity Claims. All representations, warranties and covenants set forth in this Agreement shall survive the Closing, shall continue in effect for a period of one (1) year after the Effective Date and shall thereafter terminate, except as to any claim for which written notice shall have been given prior to the first anniversary of the Effective Date; provided, however, that each covenant or other agreement set forth herein which by its terms is to be performed after the first anniversary of the Effective Date shall survive until fully discharged, including the respective indemnity obligations set forth in this Section 1.6.

        (d)    Exclusive Remedy. Except for the right of a party to seek specific performance and other forms of equitable relief as contemplated under Section 7.6 below, indemnification pursuant to this Section 1.6 shall be the exclusive remedy available to either party with respect to any breach of any representation, warranty, covenant or other agreement by the other party.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller represents and warrants to Purchaser, as of the date of this Agreement and as of the Effective Date, as follows:

    2.1    Corporate Organization and Standing. Seller is a Pennsylvania bank and trust company, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate power and authority to own, lease and hold its properties and to carry on its present business.

    2.2    Corporate Authority; Due Authorization; Execution and Delivery; Binding Obligation. Seller has the corporate power and authority to enter into this Agreement and, subject to the receipt of all required Regulatory Approvals, to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the transactions contemplated herein have been duly authorized by the Board of Directors of Seller and no other corporate action on the part of Seller is necessary to authorize the execution and delivery of this Agreement or the performance of the transactions contemplated herein. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforceability of the rights of creditors generally and subject to the application of equitable principles.
    2.3    No Violation. Subject to the receipt of all required Regulatory Approvals, the execution, delivery and performance of this Agreement will not constitute a violation of or breach or default under the articles of incorporation or the bylaws of Seller or any statute, law, rule, regulation, code, order, judgment, decree, material contract, note, mortgage, indenture, license, lease or other instrument or agreement to which Seller is a party or by which Seller or any of the Purchased Assets or Assumed Liabilities are bound.

    2.4    Title to Assets.

        (a)    Real Property.

            (i)    Seller has good and marketable title to the Real Property, free and clear of all liens or encumbrances of any kind whatsoever, other than: (A) liens of Taxes not yet due; and (B) minor imperfections of title, if any, as are not material in character, amount or extent and do not interfere with the present or proposed use thereof as a bank branch office and which do not materially detract from the value thereof. Seller shall, at the Closing, convey to Purchaser fee simple title to the Real Property, insurable at ordinary rates by a nationally recognized title company acceptable to Purchaser (the “Title Company”), free and clear of all liens and encumbrances of any kind whatsoever, other than as described in clauses (A) and (B) of the preceding sentence.

            (ii)    No notice of any violation of zoning laws, building or fire codes, or other statutes, ordinances or regulations relating to the Real Property or to the operation of the Branch has been received by Seller, and no legal action has been instituted or threatened, nor has any federal, state or local government agency given notice to Seller regarding any alleged violation of the Americans with Disabilities Act, or any similar state or local law, with respect to the Branch.

            (iii)    The Real Property has not been and is not in violation of or liable under any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement relating to the protection, preservation or restoration of the environment and the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances. Seller has no knowledge that any environmental contaminate, pollutant, toxic or hazardous waste or other similar substance has been generated, used, stored, processed, disposed of or discharged onto the Real Property. There is no legal, administrative, arbitration or other proceeding, claim, action, cause of action or governmental investigation of any nature seeking to impose, or that could result in the imposition on Seller of any liability arising under any local, state or federal environmental statute, regulation or ordinance pending or, to Seller’s knowledge, threatened, against Seller; to Seller’s knowledge, there is no reasonable basis for any such proceeding, claim, action, or governmental investigation; and Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability; which, in all cases, relates to the Real Property.

                (iv)    Seller has delivered to Purchaser such licenses and permits, keys, soil studies, environmental studies and reports, hazardous waste studies and reports, surveys (including, but not limited to a description showing the metes and bounds around the perimeter of the land and all easements, rights-of-way and restrictions and encumbrances affecting the land and the improvements), title reports and title policies, plans, specifications, and architectural and engineering drawings for the improvements, as Seller may possess relating to the Real Property, if any.

                (v)    (A) There is no condemnation or similar proceeding pending, or to the knowledge of Seller threatened, which would preclude or materially impair the ability to use the Real Property as such Real Property is presently used by Seller in the conduct of its business; (B) no notice of any proposed assessment against the Real Property has been received by Seller from any governmental authority; and (C) no notice has been received by Seller from any governmental authority that the Real Property is in violation of any zoning law, building or fire code or similar statute, ordinance or regulation.

        (b)    Other Purchased Assets. Seller is the owner of and has (and will at the Closing convey to Purchaser) good and marketable title to the Purchased Assets (other than: (i) the Real Property, the representations and warranties with respect to which are set forth exclusively in Section 2.4(a) above; and (ii) the Contracts, the representations and warranties with respect to which are set forth exclusively in Section 2.5 below), free and clear of all liens and encumbrances of any kind whatsoever, other than minor imperfections of title, if any, as are not material in character, amount or extent and do not interfere with the present or proposed use thereof.

    2.5    Contracts. Except as set forth on Exhibit C, all of the Contracts are assumable and assignable and do not contain any term or provision that would accelerate or increase payments that would otherwise be due by Seller to such person or entity, or change or modify the provisions or terms of such Contracts by reason of this Agreement or the transactions contemplated hereby. There is not, under any of such Contracts, on the part of Seller, or to Seller’s knowledge, on the part of any of the other parties thereto, any existing default or any event which with notice or lapse of time, or both, would constitute such a default.

    2.6    Litigation. Except for the pending litigation described in the Quarterly Report on Form 10-Q filed by Seller with the U.S. Securities and Exchange Commission for the period ended September 30, 2022, there are no: (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings before any court, governmental agency or otherwise pending or, to the knowledge of Seller, threatened against it; or (ii) obligations or liabilities whether or not accrued (contingent or otherwise) that, alone or in the aggregate, are reasonably likely to hinder or delay, or adversely affect, in any material respect, consummation of the transactions contemplated by this Agreement.

    2.7    No Broker. Seller has not retained any broker, finder or other intermediary who is or would be entitled to be paid any fee, commission or other compensation for, on account of, or in connection with the transactions contemplated by this Agreement.

    2.8    Assumed Deposits.

(a)    Except for such liens as are set forth on Schedule 2.8, the Assumed Deposits being transferred to Purchaser are not subject to any lien, including without limitation any liens in favor of Seller, and are not, and will not be as of the close of business on the Effective Date, subject to court order, legal restraint, automatic stay in bankruptcy, other legal process or stop payment orders.

(b)    The Assumed Deposits have been originated and administered in compliance, in all material respects, with all applicable federal and state laws and regulations and are insured by the FDIC to the maximum extent permitted by law and all premiums and assessments required to be paid in connection therewith have been paid when due.

(c)    The Assumed Deposits were opened, extended or made, and have been maintained, in compliance with all applicable federal and state laws, regulations, rules and orders, including the Bank Secrecy Act and the USA PATRIOT Act in all material respects, and the Branch has been operated in compliance with Seller’s policies and procedures and all applicable federal and state laws, regulations, rules and orders in all material respects.

(d)    Seller has properly accrued interest on the Assumed Deposits, and the records respecting the Assumed Deposits’ accounts accurately reflect such accruals of interest.

(e)    Seller has made available to Purchaser a true and complete copy of each of the documents governing the Assumed Deposits for each of the types of Assumed Deposits offered at the Branch which are being transferred by Seller to Purchaser.

(f)    No Assumed Deposit is maintained by a “money service business” within the meaning of regulations promulgated under the USA PATRIOT Act.

(g)    None of the Assumed Deposits are “brokered deposits” within the meaning of the rules and regulations of the FDIC; none of the Assumed Deposits were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service. None of the Assumed Deposits are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are currently unclaimed property.

(h)    None of the Assumed Deposits account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

(i)    With respect to the Assumed Deposits, Seller is in material compliance with the law and IRS regulations relating to (i) obtaining from depositors of the Assumed Deposits executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest. Except as set forth on Seller’s Disclosure Schedule 2.6, with respect to the Assumed Deposits opened after December 31, 1983, Seller has either obtained a properly completed Form W-8 or W-9 when appropriate (and renewals of such forms, where required) or is back-up withholding on such account.

    2.9    Tax Representation. All material Tax returns with respect to the Purchased Assets, the Assumed Liabilities and the operation of the Branch, that are required to be filed (taking into account any extension of time within which to file) before the Effective Date, have been or will be duly filed, and all material Taxes shown to be due thereon have been or will be paid in full.

    2.10    Branch Employees. Except as set forth on Schedule 2.10, no employee at the Branch as of the date hereof is or as of the Effective Date will be (each, a “Branch Employee” and collectively, the “Branch Employees”) a party to any collective bargaining, employment, severance, termination, or change of control agreement or is represented by a labor organization of any type other than Seller’s established terms of employment and severance policies. Seller is unaware of any efforts during the past three years to unionize or organize the employees of the Branch. Seller has not adopted and is not subject to any obligations under any affirmative action plan or similar programs or arrangements with respect to any Branch Employee. Seller has disclosed, or shall disclose, to Purchaser any Branch Employee who is subject to any probation, performance plan or similar disciplinary action and the circumstances thereof. Exhibit H hereto contains a complete and accurate list of all Branch Employees and includes: (i) the amounts of all accrued leave (including vacation and sick leave) and such amounts expected to be accrued as of the Effective Date; (ii) the date of hire, position, present salary or level of compensation, and announced termination date (if any) for each Branch Employee; and (iii) each lending, insurance and other license currently in effect for each Branch Employee and its expiration date.

    2.11    Condition of Assets. All buildings, structures, improvements, fixtures, building systems, and equipment, and all components thereof, included in the Real Property (the "Improvements") are in good condition and repair. There are no structural deficiencies or latent defects affecting any of the Improvements and, to the Seller’s knowledge, there are no facts or conditions affecting any of the Improvements which would, individually, or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof as a bank branch.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser represents and warrants to Seller, as of the date of this Agreement and as of the Effective Date, as follows:

    3.1    Corporate Organization and Standing. Purchaser is a Pennsylvania bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate power and authority (including all required regulatory approvals and authorizations) to own, lease and hold its properties and to carry on in its present business.

    3.2    Corporate Authority; Due Authorization; Execution and Delivery; Binding Obligation. Purchaser has the corporate power and authority to enter into this Agreement and, subject to the receipt of all required Regulatory Approvals, to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the transactions contemplated herein have been duly authorized by the Board of Directors of Purchaser and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement or the performance of the transactions contemplated herein. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforceability of the rights of creditors generally and subject to the application of equitable principles.

    3.3    No Violation. Subject to the receipt of all required Regulatory Approvals, the execution, delivery and performance of this Agreement will not constitute a violation of or breach or default under the articles of incorporation or the bylaws of Purchaser or any material statute, rule, regulation, order, judgment, decree, contract, note, mortgage, indenture, license, lease or other instrument or agreement to which Purchaser is a party or by which Purchaser or any of its assets are bound.

    3.4    No Broker. Purchaser has not retained any broker, finder or other intermediary who is or would be entitled to be paid any fee, commission or other compensation for, on account of, or in connection with the transactions contemplated by this Agreement.

ARTICLE IV
OBLIGATIONS OF THE PARTIES PRIOR TO AND AFTER EFFECTIVE DATE

    4.1    Cooperation. Purchaser and Seller shall each cooperate with the other, and each shall use commercially reasonable efforts to do or cause to be done all things necessary or appropriate on its part in order to effect the consummation of this Agreement; provided, however, that neither Seller nor Purchaser shall be obligated to pay any money or other consideration to or initiate any suit or proceeding against any other party in order to obtain any waiver or consent which may be required in connection with the assignment or the transfer or conveyance to Purchaser of any Purchased Asset or the assumption by Purchaser of any

Assumed Liability. Without limitation of the foregoing, the parties shall cooperate with one another and each shall take all such actions as may be necessary and as are consistent with customary industry practices in order to assure that the Closing and transition (including the conversion of Seller’s data relating to the Assumed Deposits onto Purchaser’s data processing system) are effected smoothly and efficiently so as to minimize potential disruption to the customers of the Branch, Purchaser and Seller. Additionally, after the Effective Date, each of Seller and Purchaser shall: (i) make available to the other and to any taxing authority as reasonably requested all relevant information, records and documents relating to Taxes with respect to the Purchased Assets, the Assumed Liabilities and the operation of the Branch; and (ii) provide timely notice to the other in writing of any pending or proposed Tax audits or Tax assessments with respect to the Purchased Assets, the Assumed Liabilities and the operation of the Branch for taxable periods for which the other may have a liability under this Agreement.

    4.2    Conduct of Business. Until the Effective Time, and except as otherwise consented to by Purchaser:

        (a)    Ordinary Course. Seller shall carry on the business of the Branch diligently and substantially in the same manner as carried on as of the date hereof and Seller will not, with regard to the Branch, engage in any one or more activities or transactions which shall be outside of the ordinary course of the business of the Branch as conducted as of the date hereof, except for activities or transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller shall not offer special deposit products at the Branch having rates materially greater than those offered by Seller to its deposit customers generally, without the prior written consent of Purchaser, and all such rates shall be established in the ordinary course of business, consistent with past practices.

        (b)    Preservation of Business. Seller shall use commercially reasonable efforts to preserve its business operations as conducted at the Branch intact. Seller further agrees to use commercially reasonable efforts to preserve for Purchaser the goodwill of its employees and its customers and others having relations with the business normally conducted at the Branch and to cooperate with and assist Purchaser in assuring the orderly transition of such business from Seller to Purchaser. Nothing in this Section 4.2(b) shall be construed as requiring Seller to engage in any activity or effort outside of the ordinary course of business as presently conducted. Additionally, and without limiting the foregoing sentence, Purchaser expressly acknowledges and agrees that Seller had previously made public its intention to close the Branch in the fourth quarter of 2022, and any customer or employee attrition resulting from such announcement shall not be deemed a breach of this Section 4.2(b) by Seller.

    4.3    Access to Records and Properties. Seller shall afford to the officers and authorized representatives of Purchaser access to the Branch and to the books and records in Seller’s possession relating to the Purchased Assets and Assumed Liabilities in order that Purchaser may have an opportunity to make such reasonable investigation thereof at such reasonable times, and during normal business hours, as it shall desire and Seller shall furnish Purchaser with such additional financial and operating data and other information relating to its business and properties at the Branch and to the Purchased Assets and Assumed Liabilities as Purchaser shall from time to time reasonably request and as shall be available to Seller, including information required for inclusion in regulatory applications necessary to effect the transactions contemplated by this Agreement. Purchaser’s access to Seller’s properties shall be subject to Seller’s normal security procedures. Nothing in this Section 4.3 shall be deemed to require Seller to breach any obligation of confidentiality.

    4.4    Purchaser Regulatory Applications. As soon as practicable after the execution of this Agreement and in no event later than thirty (30) business days after the execution of this Agreement, Purchaser shall prepare and file, with the cooperation and assistance of Seller, all required applications for regulatory approval of the transactions contemplated by this Agreement with the FDIC and the Pennsylvania Department of Banking and Securities. Purchaser and Seller shall use commercially reasonable efforts to obtain all such approvals (the “Regulatory Approvals”).

    4.5    Employee Matters.

        (a)    Solicitation for Employment. Exhibit H attached hereto identifies certain employees of Seller assigned to the Branch (the “Branch Employees”). Purchaser may, but is under no obligation, to offer employment to one or more such individuals.

(b)    Litigation and Claims. Seller hereby represents and warrants to the Purchaser that there is no pending or threatened litigation, administrative action or proceeding relating to any employment or unfair labor practice involving any Branch Employee nor has any Branch Employee filed with Seller any complaints regarding harassment or discrimination, nor is Seller aware of any fact or circumstance that could reasonably be expected to result in any such claims.

    4.6    Public Announcements and Customer Notices.

(a)    Public Announcements. Except as otherwise required by law (including publications required in order to obtain Regulatory Approvals) or the rules of any securities exchange on which the securities of Seller or Purchaser are listed, so long as this Agreement is in effect, neither Seller nor Purchaser shall, or shall permit any of its affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Seller and Purchaser shall cooperate to prepare and cause to be issued within one (1) business day following the execution of this Agreement a joint press release announcing the signing of this Agreement and the transactions contemplated hereunder.

(b)    Customer Notices. Seller and Purchaser agree to consult with one another before issuing any customer notifications with respect to this Agreement and the transactions contemplated hereby and neither Seller nor Purchaser shall issue any such customer notification prior to such consultation, except as may be required by law. In the event that any notice to Branch customers may be required by law or by contract, the party required to give such notice shall timely give the notice at that party’s sole expense and provide the other party with a copy of the notice within a reasonable time prior to distributing such notice to Branch customers.

    4.7    Prohibition Against Certain Disclosures. It is Purchaser’s intent to conduct a banking business at the Branch after the Effective Date and it is not expected that the transactions contemplated by this Agreement will result in the relocation, consolidation or closing of the Branch. Purchaser covenants and agrees that it will not, prior to the Effective Date, announce or otherwise publicly disclose any decision to relocate, consolidate or close the Branch or the fact that the relocation, consolidation or closing of the Branch is under consideration (whether such announcement or other public disclosure is by press release, by notice to a regulator in a publicly available filing, by published legal notice, by posting of a notice in the Branch, by a mailing to customers of the Branch, or otherwise).

    4.8    Prohibition Against Customer Solicitation. Purchaser shall not, during the period from the date of this Agreement until the Effective Time, knowingly solicit any customer of the Branch for the purpose of inducing any such customer to: (i) open a deposit account with Purchaser or to transfer all or any part of any Assumed Deposit to any then existing deposit account with Purchaser; (ii) apply for or obtain any loan with Purchaser; or (iii) establish any other relationship with Purchaser; provided, however, that Purchaser shall not be prohibited from engaging in advertising and marketing activities consistent with past practice which are directed to the public generally and which are not in any way directed to or targeted at any customer or customers of the Branch.

    4.9    IRA and Keogh Accounts. Seller, in its capacity as trustee or custodian of any Assumed Deposits which are IRA or Keogh deposits, shall, to the extent legally permissible, resign as trustee of such IRA and Keogh deposits and Seller shall appoint Purchaser as successor trustee or custodian effective as of the Effective Date and Purchaser shall accept such appointment.

4.10    Purchaser Account Forms and ATM/Debit Cards.

        (a)    Purchaser Account Forms. Purchaser shall, promptly following the receipt of all Regulatory Approvals, but no later than five (5) days prior to the Effective Date, at its expense, forward to each customer whose deposit account will be assumed by Purchaser, by first class mail, checks, deposit tickets, or other similar instruments on Purchaser’s forms which shall be appropriately encoded with Purchaser’s routing number and with accurate account numbers, and with instructions to the customer to utilize such checks, deposit tickets, and other similar instruments on and after the Effective Date and thereafter to destroy any unused checks on Seller’s forms, such instructions to be reasonably acceptable to Seller in form and substance.

        (b)    Purchaser ATM/Debit Cards. Purchaser shall, following the receipt of all Regulatory Approvals, but no later than five (5) days prior to the Effective Date, forward to each customer whose deposit account will be assumed by Purchaser, by first class mail, Purchaser ATM/Debit cards to replace Seller’s ATM/Debit cards, together with instructions to the customer to destroy Seller’s ATM/Debit cards, such instructions to be reasonably acceptable to Seller in form and substance. Seller shall undertake reasonable operational measures and such other actions as may reasonably be requested by Purchaser to provide existing personal identification numbers of such customers in encrypted format to Purchaser not later than five (5) business days prior to the Effective Date.

        (c)    Deactivation of Seller’s ATM and ATM/Debit Cards/Internet Banking and Mobile Banking Access. On the Effective Date, Seller shall deactivate the ATM/Debit cards issued by it to each customer whose deposit account is assumed by Purchaser, shall electronically block access of such cards to such accounts, and shall deactivate the ATM to be acquired by Purchaser at a time to be mutually agreed upon by the parties which is not earlier than 5:00 p.m. on the Effective Date and not later than 8:00 a.m. on the Monday next following the Effective Date. On the Effective Date, Seller shall deactivate access to mobile banking applications and internet banking services of each customer whose deposit account is assumed by Purchaser at a time to be mutually agreed upon by the parties which is not earlier than 5:00 p.m. on the Effective Date and not later than 8:00 a.m. on the Monday next following the Effective Date.

    4.11    Cooperation and Further Assurance; Correction of Errors. The parties hereby covenant and agree to cooperate with one another after the Effective Date in order to effectuate the purposes of this Agreement. Without limitation of the foregoing:

        (a)    Correction of Errors. Errors in calculation or data entry relating to the Assumed Deposits, the transition obligations of the parties under Section 4.12 or otherwise which are discovered by a party may be corrected by notice given to the other party promptly after discovery of the error. Provided that it agrees that such an error occurred, the recipient of the notice shall take any action, including the payment of money or the amendment of any records, reasonably necessary to effect such correction within ten (10) business days after receiving such notice from the other party.

        (b)    Further Documents of Transfer. Each party covenants and agrees, upon the reasonable request of the other and without further consideration, to execute and deliver such further instruments of conveyance, assignment and transfer and to take all such other actions as the other may from time to time reasonably request in order to effectuate the purposes of this Agreement.

    4.12    Certain Transitional Matters. With respect to the Assumed Deposits, following the Effective Date:

        (a)    Payment of Checks, Drafts and Withdrawal Orders. Purchaser agrees to pay in accordance with law up to the collected amount on deposit (and any other funds available by reason of any agreement between the depositor and the Seller which is assumed by the Purchaser), all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over its counters, through the check clearing system of the banking industry, or through the Federal Reserve Bank Automated Clearing House, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller, or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser. Purchaser’s obligation under this Section 4.12(a) to honor checks, withdrawal or draft forms provided by Seller and carrying its imprint shall expire at the close of business on the sixtieth (60th) calendar day following the Effective Date.

        (b)    Deposit Accounts. If any of such depositors, instead of accepting the obligation of Purchaser to pay the deposit liabilities assumed, shall demand payment from Seller for all or any part of any such assumed deposit liabilities, Seller shall not be liable or responsible for making such payment. Seller may, at its discretion, assume custody of the check or other item presented for payment on an account which has been transferred with the Branch, batch such items and forward them to Purchaser at JVB Customer Care, 1762 Butchershop Road, Mifflintown, PA 17059 on the next banking day after receipt by Seller. Seller shall not, at any time, be liable or responsible for making payment on such items by reason of its obtaining custody of them for transmittal to Purchaser. Nothing herein, however, shall be construed to relieve Seller of any liability which it may have for accepting custody of any check or other item presented for payment on any account which has been transferred with the Branch and which Seller does not timely batch in accordance with the provisions of this Section 4.12, except that Seller shall not be liable for any delay arising out of, resulting from or caused by, any act or omission of Purchaser or by any event beyond the reasonable control of Seller including, but not limited to, fire, flood, or other catastrophe, acts of public authorities, failure of communications or power supply, and the like. Purchaser agrees to use commercially reasonable efforts to settle with Seller, within twenty-four (24) hours, any checks, drafts or orders of withdrawal presented by Seller to Purchaser.

        (c)    Uncollected Items. Purchaser agrees, not later than the third (3rd) business day after demand by Seller, to pay Seller an amount equivalent to the amount of any uncollected item included in a depositor’s balance on the Effective Date which is returned after the Effective Date as not collected.

    4.13    Purchaser Obligation to Maintain Records. Purchaser agrees that it will preserve and safely keep all of the records and files delivered to it by Seller hereunder for the joint benefit of itself and Seller for such period as may be required by applicable law. Purchaser further agrees that it will permit Seller and its authorized representatives, upon prior written notice, at any reasonable time or times and at Seller’s expense, to inspect, take extracts from or make copies of any such records and files as Seller shall deem reasonably necessary, subject to any customer privacy restrictions under applicable law as may now or hereafter exist.

    4.14    Seller Obligation to Maintain Records. Seller agrees that it will permit Purchaser and its authorized representatives, upon prior written notice, at any reasonable time or times and at Purchaser’s expense, to inspect, take extracts or make copies of any such books and records of accounts as Purchaser shall deem reasonably necessary, subject to any customer privacy restrictions under applicable law as may now or hereafter exist.

    4.15    Restrictive Covenants.

        (a)    Non-Solicitation. Seller will not, for a period of one (1) year following the Effective Date, directly solicit customers whose deposit accounts are assigned hereunder, except as may occur: (i) in connection with advertising or solicitations directed to the public generally; or (ii) as a result of or in connection with any existing lending, deposit, trust or other banking relationship domiciled at any of Seller’s other branch offices or other facilities other than the Branch. Nothing in this Section 4.15 shall prevent Seller from forwarding any notice required by any government agency or by any law, rule or regulation.

        (b)    Restriction on New Branches. Seller agrees that it will not, for a period of three (3) years following the Effective Date, establish a banking branch or loan production office within a ten (10) mile radius of the Branch. Nothing contained in this Section 4.15(b), however, shall be deemed to preclude Seller from acquiring and subsequently operating a branch banking or loan production office in such area pursuant to a merger or consolidation with another depository institution, or from conducting residential mortgage lending and/or financial advisory services from or within such area.

        (c)    Employees. Seller agrees that it will not, for a period of one (1) year following the Effective Date, solicit for hire or attempt to hire, engage as an independent contractor or consultant or otherwise induce any Branch Employees employed by Purchaser to terminate his or her employment relationship with Purchaser without Purchaser’s prior written consent.

    4.16    Information Returns. Seller shall, at its expense, prepare and forward to all applicable taxing authorities and to all customers who are holders of Assumed Deposits all required federal and state income tax information returns (including, without limitation, Forms 1096, 1098 and 1099) for all periods through the Effective Date. Purchaser shall, at its expense, prepare and forward all such returns for all periods beginning after the Effective Date.

    4.17    Casualty; Condemnation.

(a)    All risk of loss or damage to any of the Furniture, Fixtures and Equipment and Real Estate shall be on Seller until Closing.

(b)    In the event that any item of Furniture, Fixtures and Equipment is damaged or destroyed prior to the Effective Time by fire or other casualty, and if Seller has not replaced such item with a comparable item, Purchaser may, at its option, decline to purchase such damaged or destroyed item or accept the insurance proceeds paid or payable to Seller in respect of such damaged or destroyed item.

(c)    In the event that the Real Property is damaged or destroyed by fire or other casualty prior to the Effective Time and is not restored by Seller before Closing, Seller shall promptly give written notice (“Casualty Notice”) thereof to Purchaser, and Purchaser shall elect either: (i) to terminate this Agreement by written notice to Seller within fifteen (15) days after the receipt of the Casualty Notice, in which event this Agreement shall become null and void, neither party shall have any further rights or obligations hereunder, or (ii) to proceed with Closing, in which case Purchaser shall receive all insurance proceeds (or all rights of Seller to receive such proceeds) paid or payable with respect to damage or destruction of the Real Property. If such termination notice is not timely given, this Agreement shall continue in full force and effect in accordance with its remaining terms Seller covenants in this connection that it will maintain fire insurance on the Real Property on a replacement cost basis at all times prior to the Effective Time.

(d)     In the event Seller receives any notice of a taking of the Real Property or any portion thereof, Seller will send a copy of such notice to Purchaser. If all or any portion of the Real Property has been taken or is taken prior to Closing, or if any proceedings for a taking has been or is commenced prior to Closing, or if notice of the contemplated commencement thereof has been or is given prior to Closing, Purchaser shall have the right, at its sole option, of terminating this Agreement by written notice to Seller within fifteen (15) days after receipt by Purchaser of written notice of the occurrence of the event giving rise to the right of termination, in which event this Agreement shall become null and void, neither party shall have any further rights or obligations hereunder. If Purchaser does not terminate this Agreement, the Purchase Price shall be reduced by the total of any awards or damages received by Seller (or the holder of any existing mortgage) and Seller shall, at Closing, be deemed to have assigned to Purchaser all of Seller’s right, title and interest in and to any awards or damages to which Seller may have become entitled or may thereafter be entitled by reason of any exercise of the power of eminent domain or condemnation with respect to or for the taking of the Real Property or any portion thereof. Seller shall not negotiate or settle any claims for compensation prior to Closing without Purchaser’s participation and written approval if Purchaser does not terminate this Agreement as a result of the taking. If such termination notice is not timely given, this Agreement shall continue in full force and effect in accordance with its remaining terms.

    4.18    Allocation of Purchase Price.

(a)    No later than sixty (60) calendar days after the final determination of the Final Payment, Purchaser shall prepare and deliver to Seller a draft of a statement (the “Draft Allocation Statement”) setting forth the allocation of the total consideration paid pursuant to this Agreement among the Purchased Assets for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended. If, within thirty (30) calendar days of such delivery, Seller has not objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below. If Seller objects to the Draft Allocation Statement in writing with such thirty (30) calendar-day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items. If, within ninety (90) calendar days after the final determination of the Final Payment, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by a nationally or regionally recognized independent accounting firm selected and paid for by the parties as provided in Section 1.3(c)(iii). The allocation of the total consideration, as agreed upon by Purchaser and Seller or as set by the independent accounting firm (the “Final Allocation Statement”), shall be final and binging upon the parties.

(b)    Purchaser and Seller shall report the transaction contemplated by this Agreement in accordance with the Final Allocation Statement. Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, Internal Revenue Service Form 8594 and any required attachments thereto in accordance with the Final Allocation Statement.

    4.19    Title Commitment. Purchaser, at its expense and within ten (10) days after the date of this Agreement, shall order a commitment of title insurance, together with copies of the documents evidencing any title exceptions (the “Commitment”), to insure Purchaser’s interest as owner of the Real Property from and after the Effective Date, from the Title Company. Purchaser will promptly notify Seller of receipt of the Commitment and send Seller’s counsel a copy of the Commitment. If the Commitment discloses exceptions to title that are not described by clauses (A) and (B) of Section 2.4(a)(i) of this Agreement, Purchaser will notify Seller of such exceptions within ten (10) days after Purchaser receives the Commitment. If Purchaser gives notice of any such exceptions, Seller shall have a period of ten (10) days thereafter to notify Purchaser whether or not it will remove, or cause the removal of, any of such exceptions by the Effective Date. If Seller elects, by written notice to Purchaser within such ten (10) day period not to remove, or cause to be removed, any such exceptions (failure of Seller to timely make an election in writing shall be deemed an election by Seller to remove, or cause to be removed, any such exceptions), Purchaser shall then have a period of ten (10) days after receipt of such election by Seller not to remove such exceptions to either (A) proceed to Closing as provided herein or (B) terminate this Agreement by written notice to Seller of such election, in which event all further rights and obligations of the parties hereunder will terminate. Notwithstanding the foregoing, Seller shall be obligated to cure and satisfy of record (or make arrangements satisfactory to the Title Company to insure over) (Y) any lien which Seller places on the Real Property after the date hereof, and (Z) any monetary lien which can be cured through the payment of money.

4.20    Phase I. Purchaser at its expense and within ten (10) days after the date of this Agreement, may order a Phase I environmental site assessment with respect to the Real Property to be undertaken by a qualified environmental engineer or consultant of its choice. In the event the Phase I reports conditions with respect to the Real Property that are contrary to the Seller’s representations and warranties set forth in Section 2.4(a)(iii) of this Agreement, Purchaser shall have the right either to terminate this Agreement by written notice to Seller or to consummate the transactions contemplated by this Agreement without abatement of the Purchase Price; provided, however, that if Purchaser provides Seller with written notice of termination pursuant to this Section 4.20, this Agreement shall not terminate if Seller cures or remedies such conditions within thirty (30) days after Seller receives Purchaser’s written notice of termination.

4.21.    Employee Matters

(a) Retention of Seller Employees. Purchaser expects it may hire, effective as of the day after the Effective Date, one or more of the Branch Employees. However, this Agreement does not create an offer of employment, any assurance of a specific job title or position, nor the creation of any third-party beneficiary rights in such Branch Employees. Subsequent to execution of this Agreement but prior to the Effective Date, Purchaser may, at its option and with Seller’s prior consent, conduct interviews with Branch Employees to assess the Branch Employees’ abilities and interest in working at Purchaser.

(b) Terms of Employment. Any offer of employment to a Branch Employee from Purchaser shall be subject to any application policies and practices of Purchaser, and any Branch Employee who is offered and accepts employment with Purchaser (each, a “Transferred

Employee” and collectively, “Transferred Employees”) shall be subject to all of Purchaser’s employee policies and procedures.

(c) Employee Information Returns. Seller shall at its expense prepare and forward to all applicable taxing authorities and to each Transferred Employee all required federal and state income tax information returns (including, without limitation, Form W-2) for the period commencing on January 1, 2023 and ending on the Effective Date. Purchaser shall at its expense prepare and forward to all applicable taxing authorities and to each Transferred Employee all required federal and state income tax information returns (including, without limitation, Form W-2) for all periods after the Effective Date.

(d) Communications with Employees. Seller and Purchaser shall mutually agree as to the scope and content of all communications to the employees at the Branch who are to be offered employment pursuant to this Section 4.21. In no event shall Purchaser contact any such employee without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed.

(e) Employee Training. At mutually agreed upon times following the date hereof, Purchaser shall be permitted to meet with the employees at the Branch to discuss employment opportunities with Purchaser, provided that representatives of Seller shall be permitted to attend any such meeting. From and after the date on which Purchaser has obtained all Purchaser Regulatory Approvals, Purchaser shall also be permitted to conduct training sessions for Branch employees outside of normal business hours or at other times as Seller may approve and may, with Seller’s consent (which will not be unreasonably withheld) conduct such training sessions at the Branch; provided that Purchaser will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Seller’s normal business operations. Purchaser shall reimburse the employees for transportation costs to and from the locations where Purchaser conducts such training and Purchaser shall compensate the employees (or reimburse Seller) at each employee’s applicable standard or overtime rate for the time spent by such employee in such training and, in the case of non-exempt employees, for travel time to the extent required by law.

(f) Transferred Employee Records. Seller shall have no duty or obligation to deliver to Purchaser personnel or medical records relating to any Transferred Employee, but shall provide to Purchaser only such information as may be reasonably necessary to permit Purchaser to make provision for providing the Transferred Employee and, as applicable, the Transferred Employee’s dependents, with welfare and pension plan coverage as described in Section 4.21(b) above.

ARTICLE V
CONDITIONS PRECEDENT

    5.1    Conditions Precedent to Purchaser’s Obligations. The obligation of Purchaser to consummate this Agreement shall be subject to the satisfaction of each of the following conditions as of the Effective Date, except to the extent that any such condition may have been waived:

        (a)    Accuracy of Representations and Warranties. All of the representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date). Seller shall deliver to Purchaser a certificate, dated as of the Effective Date, to such effect signed by the President and Chief Executive Officer or Chief Financial Officer of Seller.

        (b)    Covenants Performed. Seller shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it before or as of the Effective Date. Seller shall deliver to Purchaser a certificate, dated as of the Effective Date, to such effect signed by the President and Chief Executive Officer or Chief Financial Officer of Seller.

        (c)    Regulatory Approvals. The approval of each federal and state regulatory authority having jurisdiction over the transactions contemplated by this Agreement shall have been obtained, without the imposition of any condition or requirement (other than a condition or requirement which is customarily applied in transactions of this kind) that would materially adversely affect the anticipated future benefit to Purchaser of the transactions contemplated by this Agreement, and all applicable waiting and notice periods shall have expired.

        (d)    Consents. All consents required to be obtained by Seller from others in order to permit this Agreement to be consummated without violation of any Contracts shall have been obtained on terms and conditions reasonably satisfactory to Purchaser.

        (e)    No Litigation. No action, suit or proceeding shall be pending or threatened before any court or governmental agency which seeks to modify, enjoin or prohibit the transactions contemplated by this Agreement. No action, suit or proceeding shall be pending or threatened against either party which might: (i) materially adversely affect the Purchased Assets, the Assumed Liabilities or the business conducted at the Branch; or (ii) otherwise materially adversely affect this transaction.

        (f)    Deliveries by Seller. Seller shall have made to Purchaser the deliveries specified in Section 1.4 of this Agreement.

    5.2    Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate this Agreement shall be subject to the satisfaction of each of the following conditions as of the Effective Date, except to the extent that any such condition may have been waived:

        (a)    Accuracy of Representations and Warranties. All of the representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date). Purchaser shall deliver to Seller a certificate, dated as of the Effective Date, to such effect signed by the President and Chief Executive Officer or Chief Financial Officer of Purchaser.

        (b)    Covenants Performed. Purchaser shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it before or as of the Effective Date. Purchaser shall deliver to Seller a certificate, dated as of the Effective Date, to such effect signed by the President and Chief Executive Officer or Chief Financial Officer of Purchaser.

        (c)    Regulatory Approvals. All required regulatory notices shall have been given, the approval of each federal and state regulatory authority having jurisdiction over the transactions contemplated by this Agreement shall have been obtained and all applicable waiting and notice periods shall have expired.

        (d)    Consents. All consents required to be obtained by Seller from others in order to permit this Agreement to be consummated without violation of any contract to which Seller is a party shall have been obtained on terms and conditions reasonably satisfactory to Seller.

        (e)    No Litigation. No action, suit or proceeding shall be pending or threatened before any court or governmental agency which seeks to modify, enjoin or prohibit the transactions contemplated by this Agreement. No action, suit or proceeding shall be pending or threatened against either party which might: (i) materially adversely affect the Purchased Assets, the Assumed Liabilities or the business conducted at the Branch, or (ii) otherwise materially adversely affect the transaction contemplated by this Agreement.

        (f)    Deliveries by Purchaser. Purchaser shall have made to Seller the deliveries specified in Section 1.5 of this Agreement.

ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER

    6.1    Termination. This Agreement may be terminated at any time before the Effective Date, as follows:

        (a)    Mutual Consent. This Agreement may be terminated at any time by mutual consent of the parties upon the execution by both parties of a written instrument to such effect.

        (b)    Unilateral Action by Purchaser. This Agreement may be terminated unilaterally by Purchaser upon written notice given to Seller in the event that:

            (i)    Breach. There has been a material breach by Seller of any representation, warranty or covenant set forth in this Agreement and such breach, if susceptible of cure, shall not have been waived or cured with thirty (30) days after such notice is given;

            (ii)    Regulatory Disapproval. Any application required for Regulatory Approval of the transactions contemplated by this Agreement shall have been denied and the time period for appeals and requests for reconsideration shall have run;

            (iii)    Failure of Condition. (A) Through no fault on the part of Purchaser, a condition to Purchaser’s obligations hereunder has not been satisfied prior to September 30, 2023 (or such later date as then in effect pursuant to Section 4.17), and such failure of condition, if susceptible of cure, shall not have been waived or cured within thirty (30) days after such notice has been given; or (B) Purchaser shall have the right to terminate this Agreement pursuant to Section 4.19 and Section 4.20, subject to Seller’s right to cure as provided therein;

            (iv)    Failure to Close. The Effective Date shall not have occurred on or before the close of business on September 30, 2023, unless the failure of such occurrence is due to the failure of Purchaser to perform its obligations under this Agreement or the Agreement is subject to an extension pursuant to Section 4.17; or

            (v)    Casualty. The Real Property has been damaged by fire or other casualty and Seller has elected, pursuant to Section 4.17, not to repair the Real Property, or Seller has elected to but has failed to complete such repair by December 31, 2023.

        (c)    Unilateral Action by Seller. This Agreement may be terminated unilaterally by Seller upon written notice given to Purchaser in the event that:

(i)    Breach. There has been a material breach by Purchaser of any representation, warranty or covenant set forth in this Agreement and such breach, if susceptible of cure, shall not have been waived or cured with thirty (30) days after such notice is given;

(ii)    Regulatory Disapproval. Any application required for Regulatory Approval of the transactions contemplated by this Agreement shall have been denied and the time period for appeals and requests for reconsideration shall have run;

(iii)    Failure of Condition. Through no fault on the part of Seller, a condition to Seller’s obligations hereunder has not been satisfied prior to September 30, 2023 (or such later date as then in effect pursuant to Section 4.17) and such failure of condition, if susceptible of cure, shall not have been waived or cured within thirty (30) days after such notice has been given; or

        (iv)    Failure to Close. The Effective Date shall not have occurred on or before the close of business on September 30, 2023, unless the failure of such occurrence is due to the failure of Seller to perform its obligations under this Agreement, or the Agreement is subject to an extension pursuant to Section 4.17.

    6.2    Procedure Upon Termination. In the event that this Agreement is terminated as provided above:

        (a)    Return of Documents. Each party shall return to the other all documents, work papers and other materials of the other party relating to this Agreement, whether obtained before or after the execution hereof.

        (b)    Confidentiality. Neither party shall use for any business purpose or disclose to any third party any non-public information obtained by it during the course of its investigation of the other party, except to the extent judicially ordered or otherwise required by law to do so.

    6.3    Effect of Termination.

        (a)    General. The termination of this Agreement shall not release or be construed to release either party from liability to the other arising out of or relating to any breach by such other party of any representation, warranty or covenant set forth in this Agreement. All obligations of a party which expressly or by their nature survive the termination of this Agreement shall continue in full force and effect until they are satisfied in full or by their nature expire.

        (b)    Payment of Expenses. If this Agreement is terminated by Purchaser pursuant to Section 6.1(b)(i) above or by Seller pursuant to Section 6.1(c)(i) above, then in addition to such other rights the terminating party may have, the other party shall be obligated upon demand to pay all of the expenses reasonably incurred by the terminating party in connection with this Agreement, including but not limited to reasonable legal, accounting and investment banking fees.

    6.4    Amendment. This Agreement may be amended at any time before the Effective Date by written instrument duly authorized and executed by Purchaser and by Seller.

    6.5    Waiver. Any term or condition of this Agreement may be waived by the party entitled to the benefit thereof at any time before the Effective Time by written instrument duly authorized and executed by such party and delivered to the other party.

ARTICLE VII
MISCELLANEOUS PROVISIONS

    7.1    Parties in Interest and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns; provided, however, that the rights and obligations of Purchaser under this Agreement may not be assigned by it without the prior written consent of Seller; provided, further, that this Agreement is not intended to confer upon any person not a party hereto or an assignee hereof, any rights or remedies of any kind and no such person (including, without limitation, any employee or customer of Seller) shall have any right to initiate or maintain any suit or action for any breach or alleged breach of this Agreement or to enforce any provision set forth therein.

    7.2    Expenses. Except as otherwise provided in Section 6.3(b) above, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated herein, including data processing fees and costs incurred by either party in carrying out this Agreement. Without limitation of the foregoing, any expenses, fees and costs relating to applications for regulatory approval or to notices to customers of Seller provided for in this Agreement shall be borne by the party seeking such approval or giving such notice.

    7.3    Notice. All notices, requests, demands, consents and other communications provided for hereunder shall be in writing and shall be hand delivered, mailed (by registered or certified mail) or delivered via electronic mail with confirmation of receipt to a party at its address as it appears below:

    If to Seller:        Matthew Dyckman, EVP & General Counsel
                Orrstown Bank
                77 East King Street
                4750 Lindle Road, Harrisburg, PA 17111
                mdyckman@orrstown.com

    with a copy to:        Kenneth J. Rollins, Esquire
                Pillar + Aught
                4201 E. Park Circle
                Harrisburg, PA 17111
                krollins@pillaraught.com

    If to Purchaser:    Marcie A. Barber, President and CEO
The Juniata Valley Bank
                218 Bridge Street
                Mifflintown, PA 17069
                Marcie.barber@jvbonline.com

    with a copy to:        Paul G. Mattaini
                Kimberly J. Decker
Barley Snyder LLP
126 East King Street
Lancaster, PA 17601
pmattaini@barley.com
kdecker@barley.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms and conditions of this Section 7.3. Such notices shall be deemed received upon actual receipt by the recipient.

    7.4    Headings. The section headings and other headings set forth in this Agreement are intended for purposes of convenience and reference only and shall not in any way affect the meaning or interpretation of this Agreement.

    7.5    Governing Law. This Agreement (including the Schedules and Exhibits hereto) shall be construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to its choice of laws provisions), except to the extent that federal law is applicable. Seller and Purchaser each hereby agrees that any legal action or proceeding against it arising out of or relating to this Agreement or any other document or instrument executed in connection herewith, or any course of conduct, course of dealing, statement (whether oral or written), or action on the part of the other shall be brought exclusively in the Court of Common Pleas of Dauphin County, Pennsylvania or the United States District Court for the Middle District of Pennsylvania and, by execution and delivery hereof, Seller and Purchaser each accepts and consents to, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts with respect to any action or proceeding brought by either of them against the other.

    7.6    Specific Performance. Each party hereby acknowledges that monetary damages would not adequately compensate the other party in the event of a breach of this Agreement, that the non-breaching party would suffer irreparable harm in the event of any such breach, and that the non-breaching party shall have, in addition to any other rights or remedies which it may have at law or in equity, the right to seek specific performance, injunctive relief or other form of equitable relief as a remedy for the enforcement hereof in the event of any such breach or threatened breach.

    7.7    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) sets forth the entire understanding of the parties hereto and supersedes any and all prior amendments, arrangements and understandings, oral or written, relating to the subject matter hereof.

    7.8    Counterparts. This Agreement (including the Schedules and Exhibits hereto) may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile copy or electronic transmission of a signature page (including by email delivery of a “.pdf” format data file) shall be deemed to be an original signature page.

7.9    Waiver of Trial by Jury. Seller and Purchaser each hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation arising out of or relating to this Agreement or any other document or instrument executed in connection herewith, or any course of conduct, course of dealing, statement (whether oral or written), or action on the part of the other. This provision is a material inducement for Seller to enter into this Agreement.

Signature Page Follows

    IN WITNESS WHEREOF, this Agreement is executed the day and year first above written.

SELLER:
ORRSTOWN BANK

By: /s/ Thomas R. Quinn, Jr.
Name: Thomas R. Quinn, Jr.
Title: President and Chief Executive Officer

PURCHASER:
THE JUNIATA VALLEY BANK

By: /s/ Marcie A. Barber
Name: Marcie A. Barber
Title: President and Chief Executive Officer